EXHIBIT 4.1

ARTICLES OF INCORPORATION OF THE COMPANY, AS AMENDED

ARTICLES OF INCORPORATION OF

OF

VALUJET, INC.

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

The name of the corporation (hereinafter called the Corporation) is: VALUJET, INC.

The name of the Corporation’s resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Carson, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

The authorized capital stock of the Corporation shall consist of not more than one billion five million (1,005,000,000) shares of stock which are divided into classes and which have such designations, preferences, limitations and relative rights as follows:

one billion (1,000,000,000) shares of common stock with a par value one-tenth of one cent ($.001) per share, designated as “Common Stock.”

five million (5,000,000) shares of preferred stock with a par value of one cent ($.01) per share, designated as “Preferred Stock. ” The Board of Directors of the Corporation shall be authorized and empowered to divide any or all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered and authorized to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

The annual rate of dividends, if any, payable on shares of such series, whether dividends shall be cumulative and the conditions upon which and the date as of which such dividends shall be accumulated on all shares of such series;

The time or times when and the price or prices at which shares of series shall be redeemable, if at all, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation;

The rights, if any, of the holders of shares, of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

Whether the shares of such series have voting rights and the extent of such voting rights, if any.

The governing board of the Corporation shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director”. The number of members constituting the first Board of Directors of the Corporation is five (5); and the name and the post office box or street address, either residence or business, of each of said members are as follows:

NAME	ADDRESS
Robert L. Priddy	1800 Phoenix Boulevard Suite 126 Atlanta, Georgia 30349

Lewis H. Jordan	1800 Phoenix Boulevard Suite 126 Atlanta, Georgia 30349

Maurice J. Gallagher, Jr.	6990 Westcliff Drive Suite 505 Las Vegas, Nevada 89128

Timothy P. Flynn	6990 Westcliff Drive Suite 505 Las Vegas, Nevada 89128

Don L. Chapman	2652 South Main Street Kennesaw, Georgia 30144

The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Robert B. Goldberg	3490 Piedmont Road Suite 400 Atlanta, Georgia 30305

No holder of any shares of any class of stock in the Corporation shall be entitled as a right to subscribe for, purchase, or otherwise acquire (a) any shares of any class of stock in the Corporation which the Corporation proposes to issue, (b) any rights, options or warrants which the Corporation proposes to grant for the purchase of any shares of any class of stock in the Corporation, or (c) any bonds, securities or obligations of the Corporation which the Corporation proposes to issue or grant which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire any shares of any class of stock in the Corporation.

The Corporation. shall have perpetual existence.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of

Nevada, as the same may be amended and supplemented.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on July 14, 1995.

Robert B. Goldberg, Incorporator

STATE OF GEORGIA	)
	)	SS.:
COUNTY OF FULTON	)

On this 14th day of July, 1995, personally appeared before me a Notary Public in and for the State and County aforesaid, Robert B. Goldberg, known to me be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal, the day and year first above written.

Notary Public

[Notarial Seal]

ARTICLES OF MERGER

OF

AIRWAYS CORPORATION

INTO

VALUJET, INC.

In accordance with the requirements of Chapter 92A of the Nevada Revised Statutes, the undersigned, ValuJet, Inc., hereby executes and adopts these Articles of Merger:

FIRST: The name of the surviving entity is ValuJet, Inc., and the place of its organization is the State of Nevada. The name of the entity being merged into the surviving entity is Airways Corporation and the place of its organization is the State of Delaware, the laws of which permit the merger.

SECOND: A Plan of Merger has been adopted by each constituent entity that is a party to the merger.

THIRD: The Plan of Merger was submitted to the owners of ValuJet, Inc. by the directors thereof on November 17, 1997 pursuant to Chapter 92A of the Nevada Revised Statutes.

FOURTH: The designation, number of votes entitled to be cast and the total number of votes cast for and against the Plan of Merger by the only class of owners’ interests of ValuJet, Inc. entitled to vote on the Plan of Merger was as follows:

Designation	Votes Entitled to be Cast
Common Stock	55,012,936

Votes For	Votes Against
27,546,684	269,439

FIFTH: The number of votes cast for the Plan of Merger by the owners of the only class of interests of ValuJet, Inc. was sufficient for the approval by the owners of that class.

SIXTH: The Plan of Merger was submitted to the owners of Airways Corporation by the directors thereof on November 17, 1997 pursuant to the Delaware General Corporation Law.

SEVENTH: The designation, number of votes entitled to be cast and the total number of votes cast for and against the Plan of Merger by the only class of owners’ interests of Airways Corporation entitled to vote on the Plan of Merger was as follows:

Designation	Votes Entitled to be Cast
Common Stock	9,094,937

Votes For	Votes Against
6,183,595	93,232

EIGHTH: The number of votes cast for the Plan of Merger by the owners of the only class of interests of Airways Corporation was sufficient for the approval by the owners of that class.

NINTH: Article First of the Articles of Incorporation of ValuJet, Inc., the surviving corporation, was amended as provided by the Plan of Merger to read in its entirety as follows:

FIRST: The name of the corporation (hereinafter called “the Corporation”) is AirTran Holdings, Inc.

The Articles of Incorporation of ValuJet, Inc., as so amended, shall be the Articles of Incorporation of the surviving entity.

TENTH: The completed executed Plan of Merger is on file at the registered office of ValuJet, Inc., the surviving entity, at:

c/o The Prentice-Hall Corporation System, Nevada, Inc.

502 East John Street

Carson City, Nevada 89706

ELEVENTH: The merger will be effective at 11:59 a.m. eastern standard time on the date these Articles of Merger are filed with the Secretary of State of Nevada.